PROMISSORY NOTE

$52,000,000 October 31, 2012

FOR VALUE RECEIVED, Emeritus Corporation, a Washington corporation (“Borrower”) promises and agrees to pay HCP, Inc., a Maryland corporation (together with its registered successors and assigns who become holders of this Note, “Lender”), in lawful money of the United States of America, the principal sum of FIFTY-TWO MILLION AND NO/100 DOLLARS ($52,000,000) or so much thereof as may be advanced and outstanding under that certain Loan Agreement, dated as of the date hereof, by and between Borrower and Lender (as the same may hereafter be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, the “Loan Agreement”), with interest on the unpaid principal sum owing thereunder at the rate or rates or in the amounts computed in accordance with the Loan Agreement, together with all other amounts due Lender under the Loan Agreement, all payable in the manner and at the time or times provided in the Loan Agreement.  Capitalized terms used herein, but not defined, shall have the meanings assigned to them in the Loan Agreement.

If not sooner due and payable in accordance with the Loan Agreement, Borrower shall pay to Lender all amounts due and unpaid to Lender under the Loan Agreement on October 31, 2016, or on any earlier Maturity Date as set forth in the Loan Agreement.  Unless otherwise specified in writing by Lender, all payments hereunder shall be paid to Lender in immediately available funds to the account specified in Section 2.6(c) of the Loan Agreement.

Borrower, co-makers, sureties, endorsers and guarantors, and each of them, expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith; Borrower is directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

This Note is the Note referred to in the Loan Agreement and evidences all advances made, interest due and all amounts otherwise owed to Lender under the Loan Agreement.  This Note is executed in conjunction with the Loan Agreement and is secured by the liens and security interests created under the Loan Documents.  Reference is made to the Loan Agreement for provisions relating to repayment of the indebtedness evidenced by this Note, including registration, mandatory repayment, acceleration following default, late charges, default rate of interest, limitations on interest, and restrictions on prepayment.

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of the Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of New York and of the United States of America.

[Signatures Begin on the Following Page]

EXECUTED as of the date first written above.

BORROWER:

EMERITUS CORPORATION,
a Washington corporation

By: /s/ Eric Mendelsohn
      Name: Eric Mendelsohn
      Title:   SVP Corporate Development

[Signature Page to Loan Promissory Note]